Exhibit 10.19

FULL SPECTRUM LOAN AGREEMENT

This LOAN AGREEMENT is made and entered into as of the 1st day of April, 2015 by and between Pat Oberbillig and Nancy Kaster (“the Lender”) and Full Spectrum Inc. (“the Borrower”).

WITNESSETH

WHEREAS, the Borrower wishes to borrow $50,000 from Lender and the Lender wishes to loan the same to the Borrower according to the terms and conditions contained herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Loan

1.1           The Lender shall loan to the Borrower the amount of $50,000 (the “Loan”). The Borrower agrees to repay the lender $54,000 on or before July 1st, 2015.

2.             Termination. Notwithstanding anything to the contrary contained herein, the full amount of the Loan, together with accrued Interest, shall be immediately due and payable upon (i) the filing by or against Borrower of any petition for the liquidation or dissolution of its business, or (ii) the commencement by Borrower of any action to liquidate or dissolve its business, or (iii) a general assignment by Borrower for the benefit of its creditors, (iv) Borrower’s failure or inability to pay its debts as they become due, or a (v) Change of Control.

“Change of Control” means and includes each of the following: (i) the acquisition, in one or more transactions, of beneficial ownership by any person or entity or any group of persons or entities who constitute a group of any securities of the Borrower such that, as a result of such acquisition, such person, entity or group beneficially owns, directly or indirectly, more than 50% of Borrower’s outstanding voting securities; (ii) the Borrower merges or consolidates with another other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Borrower or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the Borrower sells all or substantially all of its assets in an arms- length transaction.

4.             Miscellaneous This Agreement and the Note shall be governed by and construed in accordance with the substantive laws of the State of California. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and no provision may be amended or otherwise modified without the written consent of the parties. This Agreement shall be binding upon the successors and assigns of the parties hereto. In the event that any one or more of the provisions contained herein shall be found to be invalid, illegal or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions thereof shall not be affected or impaired in any way.

IN WITNESS WHEROF, each of the undersigned has set forth its signature as of the date first written above.

Pat Oberbillig and Nancy Kaster	Full Spectrum Inc.

/s/ Pat Oberbillig	/s/ Stewart Kantor
Pat Oberbillig	Stewart Kantor, CEO

/s/ Nancy Kaster
Nancy Kaster

2